Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-259854) on Form S-8 of OppFi Inc. of our report dated March 11, 2022, relating to the consolidated financial statements of OppFi Inc., appearing in this Annual Report on Form 10-K of OppFi Inc. for the year ended December 31, 2021.

/s/ RSM US LLP

Raleigh, North Carolina
March 11, 2022